As filed with the Securities and Exchange Commission on April 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Equitrans Midstream Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	83-0516635
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2200 Energy Drive

Canonsburg, Pennsylvania 15317

(724) 271-7600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Moore

Senior Vice President and General Counsel 2200 Energy Drive

Canonsburg, Pennsylvania 15317

(724) 271-7600

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Hannah T. Frank

Christi Davis

McGuireWoods LLP

Tower Two-Sixty

260 Forbes Avenue, Suite 1800

Pittsburgh, PA 15222

(412) 667-7936

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	1,000,000	$7.85	$7,850,000	$857	(3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share of common stock is calculated based on the average of the high and low sales prices per share of the registrant’s common stock on April 22, 2021, as reported on the New York Stock Exchange (the NYSE).

(3)	Fee was calculated by multiplying 0.0001091 by the proposed maximum aggregate offering price.

PROSPECTUS

Equitrans Midstream Corporation

EQUITRANS MIDSTREAM CORPORATION

2018 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,000,000 shares of Common Stock, no par value

This prospectus relates to 1,000,000 shares of common stock, no par value, the Company reserved for issuance under the Company’s 2018 Dividend Reinvestment and Stock Purchase Plan (the Plan). The Plan provides holders of shares of common stock of the Company with a convenient method to reinvest dividends in and to make optional cash payments to purchase, within the limits of the Plan, shares of common stock without payment of any brokerage commissions or service charges. The common stock may be newly-issued shares purchased directly from the Company or may be purchased in the open market.

Participants in the Plan may:

•	Have all or a portion of cash dividends on their shares automatically reinvested in shares of common stock.

•	Make optional cash payments of not less than $50 nor more than $10,000 per month to be invested in shares of common stock.

•	Deposit certificates for the Company’s common stock held by them for safekeeping within the Plan.

The price of common stock if purchased directly from the Company will be the closing price per share for each dividend payment date or interim investment date (as defined below), as the case may be, to be determined in the principal market in which such shares are traded, as quoted in The Wall Street Journal (or in such other reliable publication as the Company may determine to rely upon). If the shares of common stock are purchased in the open market, the price will be the then current market price.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol "ETRN".

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities in any state where offers or sales are not permitted.

The date of this prospectus is April 29, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the SEC) relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information regarding Equitrans Midstream Corporation (the Company), the Plan, and the shares of common stock offered under the Plan. Before making a decision to invest in shares of common stock, you should carefully read this prospectus, especially the sections entitled “RISK FACTORS” on page 6 and “WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE” beginning on page 2.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus or any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the Company”, “ETRN”, “we”, “us”, “our” and similar terms refer to Equitrans Midstream Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.equitransmidstream.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of the offered securities are filed as exhibits to the registration statement or are incorporated by reference in the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 23, 2021.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 8, 2021.

•	Our Current Reports on Form 8-K filed with the SEC on January 5, 2021, January 8, 2021, April 19, 2021, and April 28, 2021 (in each case, other than documents or information that is furnished and deemed not to have been filed as indicated therein).

•	The description of our common stock contained in our registration statement on Form 10 (file no. 001-38629), filed with the SEC on August 10, 2018, including any amendments and reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus, but not delivered with the prospectus, by writing or telephoning us at the following address:

Equitrans Midstream Corporation

2200 Energy Drive

Canonsburg, Pennsylvania 15317

Attn: Corporate Secretary

Telephone: (724) 271-7600

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Disclosures in this prospectus contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other words of similar meaning in connection with any discussion of future operating or financial matters. The forward-looking statements contained in this prospectus and the material incorporated by reference herein include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the Company.

The forward-looking statements included or incorporated by reference in this prospectus involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on management’s current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, judicial and other risks and uncertainties, many of which are difficult to predict and are beyond the Company's control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K the Company files after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by the Company’s subsequent filings under the Exchange Act.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and does not contain all of the information that you should consider before buying our shares in this offering. You should read this entire prospectus carefully, including the section entitled “Risk Factors” on page 6 of this prospectus and all other information, including our consolidated financial statements and the related notes, that are included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock.

About the Company

The Company is a corporation incorporated under the laws of the Commonwealth of Pennsylvania. The Company’s common stock is listed on the New York Stock Exchange (the NYSE) under the trading symbol “ETRN.” The Company is one of the largest natural gas gatherers in the U.S. and holds a significant transmission footprint in the Appalachian Basin.

The Company’s principal executive office and phone number are: 2200 Energy Drive, Canonsburg, Pennsylvania 15317, and (724) 271-7600.

About the Plan and this Offering

This prospectus relates to our offer and sale of up to 1,000,000 shares of our common stock to eligible shareholders through the Plan. The purpose is to provide holders of record of the Company’s common stock with a simple and convenient method of reinvesting cash dividends and optional cash payments in additional shares of the Company’s common stock without payment of brokerage commissions or service charges.

The American Stock Transfer & Trust Company, LLC (AST) is the Administrator of the Plan. The Administrator will purchase the common stock under the Plan directly from the Company out of authorized but unissued shares or in the open market.

The price of shares purchased from the Company with reinvested cash dividends or optional cash payments will be the closing price per share for each dividend payment date or interim investment date (as defined below), as the case may be, to be determined in the principal market in which such shares are traded, as quoted in The Wall Street Journal (or in such other reliable publication as the Company may determine to rely upon). If, however, a dividend payment date or interim investment date falls on a day on which the common stock of the Company is not traded, the purchase price is determined by averaging the closing price per share for the Company’s common stock so reported on the trading dates next preceding and next following the dividend payment date or interim investment date, as the case may be. If the shares of common stock are purchased in the open market, the price will be the then current market price.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

The proceeds from the sale of the newly-issued shares of common stock offered by this prospectus will be used for general corporate purposes. If shares of common stock are purchased by the Administrator of the Plan on the open market, the Company will not receive any proceeds.

DESCRIPTION OF THE PLAN (INCLUDING U.S. FEDERAL INCOME TAX CONSEQUENCES)

The following is a question and answer statement of the provisions of the Plan. The Plan will continue until the earlier of the date that all shares of common stock registered under the Plan have been sold or the date we terminate the Plan.

Purpose and Advantages

1.	What is the purpose?

The purpose is to provide holders of record of the Company’s common stock with a simple and convenient method of reinvesting cash dividends and optional cash payments in additional shares of the Company’s common stock without payment of brokerage commissions or service charges.

2.	What are the advantages of the Plan?

In addition to eliminating brokerage commissions, service charges, fees and other expenses in connection with purchases under the Plan, participants achieve full investment for funds because the Plan permits fractional shares of common stock to be credited to participants’ accounts. In addition, dividends in respect of such fractional shares of common stock, as well as full shares of common stock, are so credited. Participants also may avoid the necessity for safekeeping the multiple certificates evidencing the shares of common stock credited to their accounts and thus be protected against the risks of loss, theft or destruction of such certificates.

Participants may also submit the Company’s stock certificates held by them and registered in their name for safekeeping within the Plan (see Question No. 14). Regular statements of account are issued to provide simplified record keeping.

Eligibility

3.	Who is eligible to participate in the Plan?

All holders of record of the Company’s common stock are eligible to participate in the Plan and may do so with respect to all or a portion of their shares of common stock of such class held or to be held in the record holder’s name. Beneficial owners of the Company’s stock registered in a name other than their own, such as that of a broker, bank nominee or trustee, must first become holders of record of such shares of common stock in order to participate directly in their own name or make arrangements with such party authorizing them to participate in the Plan on their behalf.

As a participant in the Plan:

•	Full Dividend Reinvestment: You may have cash dividends on all of your shares of common stock automatically reinvested. You also may make optional cash payments of not less than $50 per payment but limited to aggregate payments of $10,000 per calendar month.

•	Partial Dividend Reinvestment: You may have cash dividends on less than all of your shares of common stock automatically reinvested, while continuing to receive cash dividends on the other shares of common stock. The right to make optional cash payments of not less than $50 per payment up to a total of $10,000 per calendar month will continue to be available.

•	Optional Cash Purchases Only: You may make optional cash payments only of not less than $50 per payment but limited to aggregate payments of $10,000 per calendar month. Cash dividends declared on your shares of common stock purchased through the “Optional Cash Purchases Only” alternative will be paid in cash.

If you choose partial dividend reinvestment or optional cash purchases only, you can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. To have your cash dividends deposited electronically, you may enroll on line or complete and submit an Enrollment Form, copies of which may be obtained from the Administrator. Please allow 30 days from the date of the Administrator’s receipt of a properly-submitted form for the direct deposit to be established. You may also change your designated bank account for direct deposit or discontinue this feature by logging into your account online, calling the Administrator or submitting a written notice to the Administrator at the address noted in Question No. 4 below.

Administration

4.	Who administers the Plan for the participants and what are the responsibilities of the Administrator?

AST is the Administrator of the Plan. Should AST resign or be discharged, another Administrator would be appointed by the Company. The Administrator primarily receives participants’ dividends and optional cash payments, invests such funds in shares of the Company’s common stock, holds such shares of common stock in its or its nominee’s name as agent for the participants under the Plan, maintains records of participants’ accounts and advises participants as to all transactions in and the status of their accounts. All notices from the Administrator to a participant will be addressed to the participant’s last known address. Participants should notify the Administrator promptly of any change of address.

In performing its duties under the Plan, the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of such death.

For information regarding the Plan, you may contact the Administrator in one of the following manners:

Internet

You can enroll, obtain information and perform certain transactions on your account online at http://www.astfinancial.com by completing a one-time registration process. To complete your registration process, please visit http://www.astfinancial.com/login and follow the following steps:

1.	On the login page, click on FIRST TIME HERE? REGISTER, under SHAREHOLDER CENTRAL.

2.	Enter your 10 digit account number and SSN / TAX ID number associated with the account.

3.	Click Submit.

4.	Create a Unique ID and Password.

For shareholders who have completed the online registration process, to gain access please visit http://www.astfinancial.com/login and follow the following steps:

1.	On the login page, click on LOGIN, under SHAREHOLDER CENTRAL.

2.	Enter your Unique ID and click Continue.

3.	Enter your Password and click Submit.

Telephone

Toll-free within the United States and Canada: 1-800-278-4353

International Telephone Inquiries: 1-718-921-8124

For the hearing impaired (TDD): 1-866-703-9077

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 8:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

In Writing

You may also write to the Administrator at the following address:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Be sure to include your name, address, daytime phone number, account number and a reference to Equitrans Midstream Corporation on all correspondence.

Participation

5.	How does a shareholder become a participant?

A holder of record of the Company’s common stock may join the Plan by signing an Enrollment Form and returning it to the Administrator. Enrollment Forms will be furnished upon request made to the Administrator.

6.	What does the Enrollment Form provide and how may a participant change participation alternatives?

The Enrollment Form provides for the purchase of additional shares of our common stock through the following investment options:

a.	Full Dividend Reinvestment. This alternative directs the investment, in accordance with the Plan, of the cash dividends on all of the shares of common stock then or subsequently registered in your name and on all shares of common stock then or subsequently held in your Plan account (including fractional shares and shares purchased with optional cash purchases under the Plan), and also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

b.	Partial Dividend Reinvestment. This alternative directs the investment, in accordance with the Plan, of the cash dividends on a portion of the shares of common stock then or subsequently registered in your name or held in your Plan account. Under this alternative, you may either direct the investment of cash dividends on a specific number of shares of common stock, or you may direct the investment of cash dividends on a specific percentage of shares of common stock registered in your name or held in your Plan account (including fractional shares and shares of common stock purchased with optional cash purchases under the Plan). This alternative also permits you to make optional cash payments for the purchase of additional shares of common stock in accordance with the Plan.

c.	Optional Cash Purchases Only. This alternative permits you to make optional cash payments for the purchase of additional shares of common stock in accordance with the Plan, but without any reinvestment of cash dividends on those shares directly held by you. Cash dividends on shares of common stock purchased under this alternative are paid cash.

You may select either one of the dividend reinvestment alternatives or the optional cash purchase alternative. The cash dividends on shares of common stock held for your account under the Plan will be reinvested in accordance with the Plan, including dividends on shares of common stock purchased with optional cash payments or through reinvested dividends, unless you specify otherwise.

If you submit an Enrollment Form properly executed but with no investment alternative designated, you will be enrolled in the “Full Dividend Reinvestment” option of the Plan.

As a participant, you may change your investment alternatives at any time via the Internet, by telephone or requesting a new Enrollment Form and returning it to the Administrator at the address set forth in Question No. 4. If a properly-submitted Enrollment Form changing the reinvestment of cash dividends is received before the record date for payment of the related cash dividend, the change generally will be effective on the related dividend payment date. If the Enrollment Form is received on or later than the record date for payment of the related cash dividend, the change generally will be put into effect on the next following dividend payment date.

7.	When will dividends be reinvested?

Dividends will be reinvested as of each dividend payment date. If an Enrollment Form is received by the Administrator on or before the record date for the payment of the next dividend, the dividend will be reinvested as of the dividend payment date. If an Enrollment Form is not received by the record date, reinvestment of dividends will not begin until the next following dividend payment date.

Optional Cash Payments

8.	Who is eligible to make optional cash payments and how are they made?

Check. Optional cash payments may be made by a participant at any time. An optional cash payment may be made by a participant when joining the Plan by enclosing a personal check payable to American Stock Transfer & Trust Company, LLC with the Enrollment Form. Third-party checks, cash, money orders, traveler’s checks and checks not drawn on a U.S. Bank or not in U.S. currency will not be accepted and will be returned to the sender. Thereafter, optional cash payments should be accompanied by the form sent to participants by the Administrator. All voluntary cash payments will be acknowledged with a receipt. A fee of $35.00 will be assessed for a check that is returned for insufficient funds.

Automatic Monthly Withdrawals. An optional cash payment may also be made by the participant by authorizing electronic transfers from a designated bank account by accessing your account online or returning a completed Enrollment Form to the Administrator. The amounts you have authorized will be withdrawn from your bank account on the 25th day of each month, or the next business day, if the 25th day falls on a weekend or holiday. A fee of $35.00 will be assessed for an electronic debit that is returned for insufficient funds.

9.	What are the limitations on optional cash payments?

Optional cash payments by a participant may not be less than $50 nor more than $10,000 per calendar month. Any amount received in excess of $10,000 per calendar month will be returned to the participant as soon as practicable. The same amount of money need not be sent each time, and there is no obligation to make any optional cash payment.

10.	When will optional cash payments be invested?

Optional cash payments will be invested as of each dividend payment date and as of the first business day of each month in which no dividend payment date occurs (such date, an interim investment date). For an optional cash payment to be invested on a dividend payment date or interim investment date, the funds must be received by the Administrator on or before the business day prior to the date in question. No interest is paid by the Company on optional cash payments. It is therefore suggested that any optional cash payment that a participant wishes to make be sent so as to arrive shortly before the applicable dividend payment date or business day, as applicable, referred to above.

Purchases

11.	What is the source of the shares of common stock purchased under the Plan?

The Administrator will purchase the common stock under the Plan directly from the Company out of authorized but unissued shares or in the open market.

12.	How many shares of common stock will be purchased for participants?

The number of shares of common stock that will be purchased for each participant will depend on the amount of dividends to be reinvested, optional cash payments, or both, in a participant’s account and the applicable purchase price of the common stock (see Question No. 13). Each participant’s account will be credited with that number of shares of common stock, including any fractional interest computed to four decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in Question No. 13 below.

13.	At what price will shares of common stock be purchased under the Plan?

The price of shares of common stock purchased from the Company with reinvested cash dividends or optional cash payments will be the closing price per share for each dividend payment date or interim investment date, as the case may be, to be determined in the principal market in which such shares of common stock are traded, as quoted in The Wall Street Journal (or in such other reliable publication as the Company may determine to rely upon). If, however, a dividend payment date or interim investment date falls on a day on which the common stock of the Company is not traded, the purchase price will be determined by averaging the closing price per share for the Company’s common stock as so reported on the trading dates next preceding and next following the dividend payment date or interim investment date, as the case may be. If shares of common stock are purchased in the open market, the price will be the then current market price.

It should be recognized that since investment prices are determined as of particular dates, a participant loses any advantage otherwise available from being able to select the timing of investments.

Deposit of Registered Shares of Common Stock

14.	Can participants deposit their registered shares of common stock with the Plan?

Participants are permitted to deposit any Company common stock certificates in their possession and registered in their name with AST for safekeeping. Shares deposited for safekeeping will be transferred into the name of AST, or its nominee’s name, as agent for participants in the Plan, and credited to the participant’s account under the Plan. Thereafter, the shares of common stock will be treated in the same manner as shares purchased through the Plan.

15.	What are the advantages of utilizing the depositary service of the Plan?

The Plan’s depositary service for the safekeeping of stock certificates offers two significant advantages to participants. First, the risk associated with loss of a participant’s stock certificates is eliminated. If a stock certificate is lost, stolen, or destroyed, no transfer or sale of shares of common stock may take place until a replacement certificate is obtained. This procedure is not always simple and results in costs and paperwork to the individual, to the Company and to the Administrator. Second, because shares of common stock deposited with the Plan for safekeeping are treated in the same manner as shares of common stock purchased through the Plan, they may be sold through the Plan in a convenient and efficient manner (see Question No. 22).

16.	How may Company common stock certificates be deposited with the Plan?

Participants who wish to deposit their Company common stock certificates in the Plan must complete and return to AST a Certificate Deposit Form together with all Company common stock certificates registered in their name. No partial deposits of a participant’s Company common stock will be permitted. A fee of $7.50 will be charged to the participant by the Administrator for each deposit of up to 30 certificates. A check in the amount of $7.50, payable to AST, must be included with the Certificate Deposit Form and the certificates. The certificates should be mailed via registered or certified mail to the Administrator (see Question No. 4).

Costs

17.	What costs do participants pay?

Participants will incur no brokerage commissions or other charges for purchases made under the Plan. However, there are fees for certain other services such as when a participant withdraws from the Plan and directs the Administrator to sell the shares of common stock held in the participant’s account (see Question No. 22) or when a participant deposits certificates for safekeeping within the Plan (see Question No. 16). With these exceptions, all costs in connection with the Plan are paid by the Company.

Reports to Participants

18.	What reports are sent to participants in the Plan?

Each participant in the Plan receives a statement of such participant’s account quarterly (or monthly if optional cash is invested) that provides a record of all current transactions and should be retained for income tax purposes. In addition, each participant will be sent the same communications sent to every holder of Company common stock, including the Company’s Annual Reports, the Notice of Annual Meeting and Proxy Statement and income tax information for reporting dividends paid.

Certificates for Shares of Common Stock

19.	Are certificates issued to participants for shares of common stock purchased under the Plan?

Shares of common stock purchased under the Plan are registered in the name of the Administrator, or its nominee, as agent for the participants in the Plan, and certificates for such shares are not delivered to participants unless requested. The number of shares of common stock credited to an account under the Plan is shown on the participant’s statement. Participants are thus protected against loss, theft or destruction of stock certificates.

Withdrawal of Shares of Common Stock in Plan Accounts

20.	How may a participant withdraw shares of common stock purchased under the Plan?

A participant may withdraw all or a portion of the shares of common stock credited to the participant’s account by notifying the Administrator to that effect and specifying in the notice the number of shares of common stock to be withdrawn, or by completing and returning the form contained within the participant’s statement of account. This notice or form should be mailed to the Administrator at the address shown in Question No. 4 above. Certificates for whole shares of common stock so withdrawn will be registered in the name of and issued to the participant without charge, usually within 14 days of the receipt of such notification or form by the Administrator, except as described in the following sentence. Any notice of withdrawal received after a dividend record date will result in the dividends paid for such record date to be paid in cash, which amounts will be included in the check issued in connection with the withdrawal. Such dividends will not be reinvested. Any fractional interest withdrawn will be liquidated by the Administrator on the basis of the then current market value of the common stock and a check will be issued for the proceeds thereof. In no case will certificates representing a fractional interest be issued. Alternatively, you may choose to sell your shares of common stock through a broker of your choice, in which case you would request that the Administrator electronically transfer your shares of common stock to your broker through the Direct Registration System.

21.	What is the effect on a participant’s Plan account if the participant withdraws all of the whole shares held in the account but does not terminate the account?

Dividends on shares of common stock participating in the Plan held of record by the participant and on the fractional share remaining in the account, and any optional cash payments would continue to be invested under the Plan in additional shares of common stock. However, the Company has the right at its discretion to terminate any account which has less than five shares of common stock remaining in the participant’s Plan account.

Sale of Shares of Common Stock

22.	What procedures should be followed if a participant wishes to sell shares of common stock?

When a participant wishes to sell all or a portion of the shares of common stock credited to such participant’s account, the participant has two options: (i) request the withdrawal of such shares in accordance with the procedures outlined in Question No. 20 above and arrange to sell the shares through a broker chosen by the participant, or (ii) sell the shares directly through the Plan by completing and returning the form contained within the participant’s statement of account to the Administrator. Through the Plan, a participant may sell both the shares of common stock credited to the participant’s Plan account and any shares of common stock that the participant had deposited for safekeeping with the Administrator as discussed in Question No. 16 above. Shares of common stock sold in this manner will be sold through the facilities of AST and will be subject to applicable brokerage costs (12 cents per share sold as of the filing date of this prospectus) and a handling fee of $15.00 per transaction.

Following each sale of shares of common stock through the Plan, a participant will receive a check with an information stub from the Administrator showing the date of sale, number of shares sold and sale price. As with other Plan statements received, participants should retain these sale information stubs for their tax records. All 1099-B forms will be issued and mailed by the end of the tax year. Proceeds from each sale of shares of common stock through the Plan will be remitted to the participant less brokerage commissions and applicable handling fees. Additional information regarding the sale of shares of common stock through the Plan may be obtained from the Company’s Corporate Secretary or the Administrator. You may write to the Corporate Secretary at the following address:

Equitrans Midstream Corporation

Attn: Corporate Secretary

2200 Energy Drive

Canonsburg, Pennsylvania 15317

Discontinuation of Dividend Reinvestment

23.	How does a participant discontinue participation under the Plan?

A participant may discontinue participation under the Plan by notifying the Administrator in writing to that effect, or by completing and returning the form contained within the participant’s statement of account. Any notice of discontinuation received after a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares of common stock purchased have been credited to the participant’s account. If a participant discontinues participation in the Plan, the participant will receive (a) a certificate for all whole shares of common stock held in the participant’s account and (b) a check representing the then current market value of any fractional share. A $15.00 handling fee and the applicable $0.12 per share of common stock commission (as of the filing date of this prospectus) representing the fractional shares will be charged by the Administrator. The participant may, however, request the Administrator to sell all whole shares of common stock held in the participant’s account. Upon such request, the Administrator will sell the shares of common stock in the open market as soon as practicable and pay the participant the proceeds of the sale less any applicable brokerage commissions, transfer taxes and other costs (see Question No. 22). Alternatively, you may choose to sell your shares of common stock through a broker of your choice, in which case you would request that the Administrator electronically transfer your shares of common stock to your broker through the Direct Registration System.

Other Information

24.	What happens if the Company issues a stock dividend, declares a stock split or has a rights offering with respect to common stock?

Any shares resulting from a stock dividend or stock split with respect to common stock (whole shares and any fractional interest) in a participant’s account will be credited to such account. The basis for any rights offering will include the shares of common stock and any fractional interest credited to a participant’s account. The number of shares of common stock subject to the Plan will be adjusted to reflect such events as stock dividends, stock splits, recapitalizations and like changes.

25.	How will the shares of common stock credited to a participant’s account be voted at a meeting of the Company’s shareholders?

If on a record date for a meeting of the Company’s shareholders there are shares credited to a participant’s account under the Plan, the participant will be sent proxy material for such meeting. A participant will be entitled to vote all shares of common stock registered in the participant’s name, if any, as well as shares held by the Administrator for the account of the participant. The participant may vote by proxy or in person at any such meeting.

26.	May the Plan be modified or discontinued?

The Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. The Company will endeavor to notify participants of any such suspension, termination or modification, but the absence of notification will not affect the effectiveness of the suspension, modification or termination. In addition, the Company may adopt rules and procedures for the administration of the Plan, interpret the provisions of the Plan and make any necessary determinations relating thereto. Any such rules, procedures, interpretations and determinations shall be final and binding.

U.S. Federal Income Tax Consequences

The answers to questions Nos. 27 through 29 are summaries provided for general information only and are not tax advice. These summaries are based on our understanding of the Internal Revenue Code (Code), U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the Internal Revenue Service (the IRS) and judicial decisions, all as in effect on the date of this registration statement, and all of which are subject to change and differing interpretations at any time, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. These summaries do not purport to address the particular circumstances of individual participants and do not apply to participants who are not “United States persons” (as defined in the Code), except with respect to withholding discussed under Question Nos. 28 and 29, and are limited to individual participants who hold our common stock as capital assets. Moreover, these summaries do not include a discussion of state, local or non-U.S. income tax law consequences of participating in the Plan, any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), nor any U.S. federal laws other than those pertaining to the U.S. federal income tax. Participants should consult their own tax advisors as to the particular tax consequences of participating in the Plan to them, including the application and effect of U.S. federal, state, local and/or non-U.S. tax laws.

27.	What are the federal income tax consequences of participation in the Plan?

A participant whose dividends are reinvested under the Plan in our common stock purchased from us will generally be treated, for federal income tax purposes, as having received a taxable distribution of our stock (in an amount equal to the fair market value thereof) rather than a cash distribution. A participant whose dividends are reinvested in our common stock purchased in open market transactions will generally be treated, for U.S. federal income tax purposes, as having received a cash distribution in the amount of such dividends.

In addition to the foregoing, brokerage commissions, service charges, fees and other expenses paid for a participant by us in connection with the purchase of shares will also generally be treated as taxable distributions.

For federal income tax purposes, distributions will generally be treated as dividends to the extent paid out of our “earnings and profits” (determined under U.S. federal income tax principles). To the extent that a distribution exceeds our “earnings and profits,” it is deemed to be a return of capital and will reduce a participant’s basis in such participant’s shares of our common stock, but not below zero. To the extent a distribution exceeds a participant’s basis, it is treated as a capital gain.

The tax basis for our common stock generally will equal the fair market value of our common stock on the date of distribution or the cost of the shares purchased in an open market transaction, as applicable, and in each case, plus the amount of any brokerage commissions, service charges, fees or other expenses paid by us on behalf of a participant in connection with the purchase of our common stock.

A participant will not realize any taxable income upon the receipt of certificates for whole shares credited to such participant’s Plan account, whether upon such participant’s request or upon withdrawal from or termination of the Plan. However, a participant may realize gain or loss with respect to any cash payment for a fractional share or when whole shares are sold. The amount of such gain or loss will be the difference between the amount received for such whole or fractional shares and the participant’s tax basis therefor.

Participants are urged to consult with their own tax advisors for more specific information.

28.	What are the requirements for backup withholding?

Under certain circumstances described below, we or the Administrator may be required to deduct backup withholding on distributions paid to a participant, regardless of whether those distributions are reinvested. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of shares held in a Plan account. A participant will be subject to backup withholding: (1) if the participant has failed to properly furnish us and the Administrator with such participant’s taxpayer identification number; (2) if the IRS notifies us or the Administrator that the identification number furnished by the participant is incorrect; (3) if the IRS notifies us or the Administrator that backup withholding should be commenced because the participant has failed to report properly distributions paid to such participant; or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a participant’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

29.	What provision is made for foreign shareholders whose dividends are subject to income tax withholding?

The amount of dividends to be reinvested for foreign participants whose dividends are subject to income tax withholding is reduced by the tax withheld.

Optional cash payments received from foreign participants must be in United States dollars and are invested the same way as such payments from other participants. Any fees deducted by a bank will result in a smaller net investment.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, the Company’s Second Amended and Restated Articles of Incorporation (the Company Articles), which have been publicly filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE."

General

Under the Company Articles, the Company is authorized to issue 1,250,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock, no par value.

As of April 27, 2021 there were approximately 433,958,527 shares of common stock issued and outstanding and 30,018,446 shares of Series A Perpetual Convertible Preferred Stock, no par value (Series A Preferred Stock), issued and outstanding.

The Company’s Common Stock

Voting Rights

Each share of the Company’s common stock is entitled to one vote on all matters requiring a vote of shareholders. Shareholders do not have cumulative voting rights in elections of directors. A director nominee will be elected to the Company’s board of directors (the Company Board) at a meeting of shareholders if the votes cast “for” such nominee exceed the votes cast “against” such nominee (excluding abstentions), unless the number of nominees exceeds the number of directors to be elected, in which case the nominees receiving the highest number of votes up to the number of directors to be elected will be elected.

Dividend Rights

Subject to the rights and preferences of the holders of any outstanding shares of preferred stock, including the Series A Preferred Stock, each share of the Company’s common stock is entitled to receive any dividends, in cash, securities or property, as the Company Board may declare. Pennsylvania law prohibits the payment of dividends and the repurchase of capital stock if the Company is insolvent or if the Company would become insolvent after the dividend or repurchase (unless, in the case of a repurchase, the purchase price is deferred such that the Company will not become insolvent when it is paid).

Liquidation and Other Rights

In the event of the liquidation, dissolution or winding up, either voluntarily or involuntarily, of the Company, subject to the rights and preferences of the holders of any outstanding shares of preferred stock, including the Series A Preferred Stock, holders of common stock will be entitled to share pro rata in all of the Company’s remaining assets available for distribution.

Miscellaneous

The holders of the Company’s common stock do not have preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to the Company’s common stock. Holders of fully paid shares of the Company’s common stock are not subject to any liability for further calls or assessments.

The Company’s Preferred Stock

General

Under Pennsylvania law and the Company Articles, the Company Board is authorized to issue additional shares of preferred stock from time to time in one or more series without shareholder approval.

Subject to limitations prescribed by Pennsylvania law, the Company Articles, and the Company’s Third Amended and Restated Bylaws (the Company Bylaws), the Company Board is able to determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series.

As of the date hereof, the Company Board has authorized and issued one series of preferred stock, consisting of 30,018,446 shares of Series A Preferred Stock.

Description of Series A Preferred Stock

The Series A Preferred Stock ranks pari passu with any other outstanding class or series of preferred stock of the Company and senior to the Company’s common stock with respect to dividend rights and rights upon liquidation. Each share of Series A Preferred Stock is entitled to vote on an as-converted basis with the Company’s common stock and has certain other class voting rights with respect to any amendment to the Company Articles that would be adverse (other than in a de minimis manner) to any of the rights, preferences or privileges of the Series A Preferred Stock.

Dividends

The holders of the Series A Preferred Stock receive cumulative quarterly dividends at a rate per annum of 9.75% for each quarter ending on or before March 31, 2024, and thereafter quarterly dividends at a rate per annum equal to the sum of (a) three-month LIBOR as of the LIBOR Determination Date (as defined in the Company Articles) in respect of the applicable quarter and (b) 8.15%; provided that such rate per annum in respect of periods after March 31, 2024 will not be less than 10.50%. The Company is not permitted to pay any dividends on any junior securities, including on the Company’s common stock, prior to paying the quarterly dividends payable to the Series A Preferred Stock, including any previously accrued and unpaid dividends.

Conversion

Each holder of the Series A Preferred Stock may elect to convert all or any portion of the Series A Preferred Stock owned by it into the Company’s common stock initially on a one-for-one basis, subject to certain anti-dilution adjustments and an adjustment for any dividends that have accrued but not been paid when due and partial period dividends (referred to as the conversion rate), at any time (but not more often than once per fiscal quarter) after April 10, 2021 (or immediately prior to a liquidation, dissolution or winding up of the Company), provided that any conversion involves an aggregate number of shares of Series A Preferred Stock of at least $20.0 million (calculated based on the closing price of the Company’s common stock on the trading day preceding notice of the conversion) or such lesser amount if such conversion relates to all of a holder’s remaining shares of Series A Preferred Stock or if such conversion is approved by the Company Board.

So long as the holders of the Series A Preferred Stock have not elected to convert all of their Series A Preferred Stock into the Company’s common stock, the Company may elect to convert all of the outstanding shares of Series A Preferred Stock into shares of the Company’s common stock, at the then-applicable conversion rate, at any time after April 10, 2021 if (a) the shares of the Company’s common stock are listed for, or admitted to, trading on a national securities exchange, (b) the closing price per share of the Company’s common stock on the national securities exchange on which the shares of the Company’s common stock are listed for, or admitted to, trading exceeds $27.99 for the 20 consecutive trading days immediately preceding notice of the conversion, (c) the average daily trading volume of the shares of the Company’s common stock on the national securities exchange on which the shares of the Company’s common stock are listed for, or admitted to, trading exceeds 1,000,000 shares (subject to certain adjustments) of the Company’s common stock for the 20 consecutive trading days immediately preceding notice of the conversion, (d) the Company has an effective registration statement on file with the SEC covering resales of the shares of the Company’s common stock to be received by such holders upon any such conversion and (e) the Company has paid all prior accumulated and unpaid dividends in cash in full to the holders.

Change of Control

Upon certain events involving a Change of Control (as defined in the Company Articles) in which more than 90% of the consideration payable to the Company, or to the holders of the Company’s common stock is payable in cash, the Series A Preferred Stock will automatically convert into the Company’s common stock at a conversion ratio equal to the greater of (i) the quotient of (a) the sum of (x) $19.99 (such price, the Issue Price) plus (y) any accrued and unpaid dividends as of such date, including any partial period dividends, with respect to the Series A Preferred Stock, divided by (b) the Issue Price and (ii) the quotient of (a) the sum of (x) (1) the Issue Price multiplied by (2) 110% plus (y) any accrued and unpaid dividends on such date, including any partial period dividends with respect to the Series A Preferred Stock, divided by (b) the volume weighted average price of the shares of the Company’s common stock for the 30-day period ending immediately prior to the execution of definitive documentation relating to the Change of Control.

In connection with other Change of Control events that do not satisfy the 90% cash consideration threshold described above, in addition to certain other conditions, each holder of Series A Preferred Stock may elect to (i) convert all, but not less than all, of its Series A Preferred Stock into the Company’s common stock at the then-applicable conversion rate, (ii) if the Company is not the surviving entity (or if the Company is the surviving entity, but the Company’s common stock will cease to be listed), require the Company to use commercially reasonable efforts to cause the surviving entity in any such transaction to deliver, in exchange for such holder’s shares of Series A Preferred Stock, a substantially equivalent security that has rights, preferences and privileges substantially equivalent to the Series A Preferred Stock (or if the Company is unable to cause such substantially equivalent securities to be issued, to exercise the option described in clause (i) or (iv) hereof or elect to convert such Series A Preferred Stock at a conversion ratio reflecting a multiple of invested capital), (iii) if the Company is the surviving entity, continue to hold the Series A Preferred Stock or (iv) require the Company to redeem the Series A Preferred Stock at a price per share equal to 101% of the Issue Price, plus accrued and unpaid dividends, including any partial period dividends, on the applicable Series A Preferred Stock as of such date, which redemption price may be payable in cash, the Company’s common stock or a combination thereof at the election of the Company (and, if payable in the Company’s common stock, such shares of the Company’s common stock will be issued at 95% of the volume weighted average price of the Company’s common stock for the 20-day period ending on the fifth trading day immediately preceding the consummation of the Change of Control). Any holder of Series A Preferred Stock that requires the Company to redeem its Series A Preferred Stock pursuant to clause (iv) above will have the right to withdraw such election with respect to all, but not less than all, of its Series A Preferred Stock at any time prior to the fifth trading day immediately preceding the consummation of the Change of Control and instead elect to be treated in accordance with any of clauses (i), (ii) or (iii) above.

Optional Redemption

At any time on or after January 1, 2024, the Company will have the right, subject to applicable law, to redeem the Series A Preferred Stock, in whole or in part, by paying cash for each share of Series A Preferred Stock to be redeemed in an amount equal to the greater of (a) the sum of (i)(1) the Issue Price multiplied by (2) 110%, plus (ii) any accrued and unpaid dividends, including partial period dividends, with respect to the Series A Preferred Stock as of such date and (b) the amount the holder of such Series A Preferred Stock would receive if such holder had converted such Series A Preferred Stock into shares of the Company’s common stock at the then-applicable conversion ratio and the Company liquidated immediately thereafter.

Registration Rights Agreement

Pursuant to the terms of that certain Registration Rights Agreement, dated as of June 17, 2020, by and among the Company and the selling shareholders, the Company gave the selling shareholders certain rights to require the Company to file and maintain one or more registration statements with respect to the resale of the Series A Preferred Stock and the shares of common stock that are issuable upon conversion of the Series A Preferred Stock, and certain of the selling shareholders have the right to require the Company to initiate underwritten offerings for the Series A Preferred Stock and the shares of the Company’s common stock that are issuable upon conversion of the Series A Preferred Stock.

Anti-Takeover Effect of the Company’s Governing Documents and Pennsylvania Business Corporation Law

The Company Articles and the Company Bylaws contain a number of provisions relating to corporate governance and to the rights of the Company shareholders. Certain of these provisions may have a potential “anti-takeover” effect by delaying, deferring or preventing a change of control of the Company. In addition, certain provisions of Pennsylvania law may have a similar effect.

Preferred Stock

The purpose of authorizing the Company Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the Company’s outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of the Company’s common stock.

Anti-Takeover Law Provisions under the Pennsylvania Business Corporation Law

The Company is subject to certain provisions of Chapter 25 of the Pennsylvania Business Corporation Law (the PBCL), which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against the Company, including Section 2524, Section 2538, Subchapter 25E and Subchapter 25F of the PBCL.

Under Section 2524 of the PBCL, shareholders of the Company cannot act by partial written consent except if permitted under the Company Articles. The Company Articles do not permit shareholder action by partial written consent except with respect to amending the number of votes required to elect a nominee for director to the Company Board.

Section 2538 of the PBCL requires enhanced shareholder approval for certain transactions between the Company and an “interested shareholder” (defined as a shareholder who is a party to the transaction or is treated differently from other shareholders). Section 2538 applies if an interested shareholder (together with his, her or its affiliates) is to (i) be a party to a merger or consolidation, a share exchange or certain sales of assets involving the Company or one of the Company’s subsidiaries; (ii) receive a disproportionate amount of any securities of any corporation which survives or results from a division; (iii) be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) have his, her or its percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification. Under these circumstances, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all disinterested shareholders are entitled to cast with respect to such transaction. However, this special voting requirement will not apply where the proposed transaction has been approved in a prescribed manner by the members of the Company Board independent from the interested shareholder or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the interested shareholder owns 80% or more of the Company. This voting requirement is in addition to any other voting requirement under the PBCL, the Company Articles or the Company Bylaws.

Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of the Company’s shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder’s shares at a price determined in an appraisal proceeding.

Under Subchapter 25F of the PBCL, the Company may not engage in a merger, consolidation, share exchange, division, asset sale, disposition (in one transaction or a series of transactions) or a variety of other business combination transactions with a person who becomes the beneficial owner of shares representing 20% or more of the voting power in an election of the Company’s directors unless: (1) the business combination or the acquisition of the 20% interest is approved by the Company Board prior to the date the 20% interest is acquired; (2) the person beneficially owns at least 80% of the Company’s outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F; (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

The Company has opted out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H of the PBCL (which would have required a person or group to disgorge to the Company any profits received from a sale of the Company’s equity securities under certain circumstances).

Advance Notice Requirements

The Company Bylaws require the Company’s shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at the Company’s annual meeting of shareholders. These procedures provide that notice of shareholder proposals and shareholder nominations for the election of directors at the Company’s annual meeting must be in writing and received by the Company’s Corporate Secretary at its principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year’s annual meeting of shareholders. In the case of a shareholder nomination, the notice submitted to the Company’s Corporate Secretary must set forth information about the nominee and any person or entity on whose behalf the nomination is made and be accompanied by an executed written representation and agreement that includes an original irrevocable conditional resignation in the event that such nominee, in an uncontested election, receives more votes “against” than “for” election.

The Company Bylaws provide that the Company shall include in its proxy materials for an annual meeting of shareholders the name, together with the Required Information (as defined in the Company Bylaws), of any person properly nominated for election to the Company Board by a shareholder or group of shareholders that satisfy the requirements of the Company Bylaws, including qualifying as an Eligible Shareholder (as defined in the Company Bylaws) if such Eligible Shareholder, among other things, provides advance notice to the Company in which the Eligible Shareholder expressly elects to have its nominee included in the proxy materials. The notice must be delivered to the principal executive offices of the Company at least 120, but not more than 150, days prior to the anniversary of the date that the prior year’s proxy materials for the annual meeting of shareholders were mailed. As more fully described in the Company Bylaws, the number of shareholder nominees included in the Company’s proxy materials may be the greater of (i) two and (ii) the largest whole number that does not exceed 20% of the number of directors in office on the last day on which the advance notice may be delivered. Shareholders will not be Eligible Shareholders able to take advantage of this provision of the Company Bylaws until the Company’s annual meeting of shareholders in 2022, which is three years after the date of the Company’s separation from its former parent company.

Special Meetings of Shareholders

The Company Bylaws provide that a special meeting of shareholders may be called by the Company Board or the Company’s Chief Executive Officer. The Company’s shareholders do not have a right to call a special meeting under the Company Bylaws or under the PBCL.

Special Treatment for Specified Groups of Nonconsenting Shareholders

Additionally, the PBCL permits an amendment of a corporation’s articles of incorporation or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters’ rights.

Exercise of Director Powers Generally

Section 1715 of the PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on “poison pills” or the anti-takeover provisions of the PBCL. The Company does not currently have a “poison pill.”

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless the applicable court otherwise determines.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative action, or corporate action, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such individual in connection therewith.

Pennsylvania law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against such individual, and incurred in his or her capacity as a director or officer or arising out of his or her position, whether or not the corporation would have the power to indemnify such individual against such liability under Pennsylvania law.

The Company Articles provide that a director shall, to the maximum extent permitted by Pennsylvania law, have no personal liability for monetary damages for any action taken, or any failure to take any action, as a director unless such director has breached or failed to perform the duties of his or her office under Chapter 17, Subchapter B of the PBCL (or any successor statute relating to directors’ standard of care and justifiable reliance), and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Company Bylaws provide for indemnification for current and former directors and officers serving at the request of the corporation to the fullest extent permitted by Pennsylvania law. The Company Bylaws also permit the advancement of expenses and expressly authorize the Company to carry directors’ and officers’ insurance to protect itself and its directors and officers against certain liabilities. The Company Bylaws also provide for indemnification of employees and agents of the Company under certain circumstances.

The limitation of liability and indemnification provisions in the Company Articles and the Company Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its shareholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any shareholder, to seek nonmonetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of the Company directors or officers for which indemnification is sought.

Exclusive Forum

The Company Bylaws provide that, unless the Company otherwise determines, the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania, Allegheny County, is the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company shareholders, any action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the PBCL or the Company Articles or the Company Bylaws or any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine. The choice of forum provision set forth in the Company Bylaws does not apply to any actions arising under the Securities Act or the Exchange Act.

Authorized but Unissued Shares

Subject to applicable law and stock exchange rules, the Company’s authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. The Company may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exchange Listing

The Company’s common stock is listed on the NYSE under the ticker symbol "ETRN". The Series A Preferred Stock is not listed on any securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is American Stock Transfer & Trust Company, LLC:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Phone: 800-937-5449
E-mail: Info@astfinancial.com
Website: www.astfinancial.com

PLAN OF DISTRIBUTION

The shares of common stock that participants acquire under the Plan will be newly-issued shares sold directly by the Company through the Plan or shares purchased on the open market by the Administrator. As stated elsewhere in this prospectus, the Company will pay any brokerage fees or commissions for shares purchased under the Plan.

Persons who acquire shares of the Company’s common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. The Company will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the Plan, nor will the Company enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of the Company’s common stock so purchased.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Company’s common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by McGuireWoods LLP.

EXPERTS

The consolidated financial statements of Equitrans Midstream Corporation appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of Equitrans Midstream Corporation’s internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Mountain Valley Pipeline, LLC — Series A appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$857
Legal fees and expenses	35,000
Accounting fees and expenses	30,000
Printing expenses	35,000
Other	2,100
Total	$102,957

Item 15.	Indemnification of Directors and Officers

Under Sections 1741 and 1742 of the PBCL, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

1.	by the Company Board by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

2.	if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

3.	by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer or representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of the Company Bylaws provides that our directors or officers shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the corporation or otherwise) arising out of their service to us or to another corporation or other enterprise at our request; provided, however, that the Company shall not indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such director or officer (other than a proceeding to enforce such person’s rights to indemnification under the provisions of Article IV) unless such proceeding (or part thereof) was authorized by the Company Board.

PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of the Company Bylaws provides that we may purchase and maintain insurance to protect the Company and any director, officer, agent or employee against any liability asserted against such person and incurred by such person in respect of the service of such person, whether or not we would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

Article IV is applicable to persons who have ceased to be directors, officers, agents, and employees and shall inure to the benefit of the heirs, executors, and administrators of persons entitled to indemnity.

We maintain directors’ and officers’ liability insurance covering our directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, we may receive reimbursement for amounts as to which the directors and officers are indemnified by us under the bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the bylaw indemnification provisions described above.

As permitted by PBCL Section 1713, the Company Articles and Company Bylaws provide that no director shall be personally liable for monetary damages as such (except to the extent otherwise provided by law) for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Subchapter B —" Fiduciary Duty” of Chapter 17 of the PBCL (or any successor statute relating to directors’ standard of care and justifiable reliance) and such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

We also have indemnification agreements with all our executive officers and directors (collectively, “indemnitees”). These agreements provide that the indemnitees will be protected as promised in the Company Bylaws (regardless of, among other things, any amendment to or revocation of the Company Bylaws or any change in the composition of our board of directors or an acquisition transaction relating to us) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements also provide, to the extent insurance is maintained, for the continued coverage of the indemnitees under our director and officer insurance policies. The indemnification agreements, among other things and subject to certain limitations, indemnify and hold harmless the indemnitees against any and all reasonable expenses, including fees and expenses of counsel, and any and all liability and loss, including judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement, incurred or paid by the indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation or otherwise, in which the indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the indemnitees are or were our directors or officers or are or were serving at our request as directors, officers, employees, trustees or representatives of another corporation or enterprise.

Item 16.	Exhibits

Exhibit Number	Description
3.1	Second Amended and Restated Articles of Incorporation of Equitrans Midstream Corporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (#001-38629) filed on April 28, 2021).

3.2	Third Amended and Restated Bylaws of Equitrans Midstream Corporation (incorporated herein by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K (#001-38629) filed on April 28, 2021).

4.1	Registration Rights Agreement, dated as of June 17, 2020, by and among Equitrans Midstream Corporation and the Investors party thereto (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (#001-38629) filed on June 17, 2020.

5.1	Opinion of McGuireWoods LLP.

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm (Equitrans Midstream Corporation).

23.3	Consent of Ernst & Young LLP, independent auditor (Equitrans Midstream Corporation – Mountain Valley Pipeline, LLC – Series A).

24.1	Powers of Attorney (incorporated by reference to the signature page hereto).

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Canonsburg, Commonwealth of Pennsylvania, on April 29, 2021.

Equitrans Midstream Corporation

By:	/s/ KIRK R. OLIVER
	Name:	Kirk R. Oliver
	Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby appoints Thomas F. Karam, Kirk R. Oliver and Stephen M. Moore, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including all pre-effective and post-effective amendments thereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS F. KARAM	Chief Executive Officer and Chairman (Principal Executive Officer)	April 29, 2021
Thomas F. Karam

/s/ KIRK R. OLIVER	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 29, 2021
Kirk R. Oliver

/s/ BRIAN P. PIETRANDREA	Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 29, 2021
Brian P. Pietrandrea

/s/ VICKY A. BAILEY	Director	April 29, 2021
Vicky A. Bailey

/s/ SARAH M. BARPOULIS	Director	April 29, 2021
Sarah M. Barpoulis

/s/ KENNETH M. BURKE	Director	April 29, 2021
Kenneth M. Burke

/s/ PATRICIA K. COLLAWN	Director	April 29, 2021
Patricia K. Collawn

/s/ MARGARET K. DORMAN	Director	April 29, 2021
Margaret K. Dorman

/s/ D. MARK LELAND	Director	April 29, 2021
D. Mark Leland

/s/ NORMAN J. SZYDLOWSKI	Director	April 29, 2021
Norman J. Szydlowski

/s/ ROBERT F. VAGT	Director	April 29, 2021
Robert F. Vagt